Exhibit 99.1

Press Release

Bio-Rad Reports First Quarter 2018 Financial Results

HERCULES, Calif.-May 8, 2018-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the first quarter ended March 31, 2018.

First-quarter 2018 net sales were $551.5 million, an increase of 10.3 percent compared to $500.1 million reported for the first quarter of 2017. On a currency-neutral basis, quarterly sales increased 4.5 percent compared to the same period in 2017. First-quarter gross margin was 54.8 percent compared to 54.0 percent during the first quarter in 2017.

Life Science segment net sales for the first quarter were $197.8 million, an increase of 13.5 percent compared to the same period in 2017. On a currency-neutral basis, Life Science segment sales increased by 8.9 percent compared to the same quarter in 2017. Currency-neutral sales growth was primarily attributed to sales of Droplet Digital PCR, process chromatography, and cell biology product lines. On a geographic view, the sales increase was attributed primarily to growth in North America, Europe, and China.

Clinical Diagnostics segment net sales for the first quarter were $350.8 million, an increase of 8.9 percent compared to the same period in 2017. On a currency-neutral basis, net sales were up 2.4 percent compared to the same quarter last year. Currency-neutral sales from the first quarter reflected growth in immunology, diabetes, and quality control product lines. On a geographic view, the sales increase for the quarter was principally due to growth in North America and Asia Pacific.

Net income for the first quarter of 2018 was $656.8 million, or $21.77 per share on a diluted basis, compared to $12.4 million, or $0.41 per share on a diluted basis, during the same period in 2017. Net income for the first quarter of 2018 versus the same period last year was significantly and favorably impacted by the recognition on the income statement of changes in the fair market value of equity securities of $815.9 million in this quarter primarily related to the holdings of our investment in Sartorius AG. Inclusion of these equity investment changes in valuation is the result of new accounting standards that became effective in 2018.

The effective tax rate for the first quarter of 2018 was 24 percent compared to 38 percent for the same period in 2017. The lower effective tax rate is primarily due to the substantial increase in income from changes in equity valuation coupled with the reduction in the U.S. federal statutory tax rate from 35 percent to 21 percent effective in 2018.

“We are encouraged with the results of the first quarter, which reflect solid growth across many of our product lines and geographies,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “This gives us good momentum for both top line growth and margin expansion as we traverse 2018.”

GAAP Results
	Q1 2018	Q1 2017
Revenue (Millions)	$551.5	$500.1
Gross Margin	54.8%	54.0%
Operating Margin	7.9%	5.2%
Net Income (Millions)	$656.8	$12.4
Earnings per Diluted Share	$21.77	$0.41
Non-GAAP Results
	Q1 2018	Q1 2017
Gross Margin	55.7%	57.0%
Operating Margin	9.7%	7.4%
Net Income (Millions)	$35.4	$20.2
Earnings per Diluted Share	$1.17	$0.68

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles;acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity owned investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.” Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events.

Non-GAAP net income for the first quarter of 2018 was $35.4 million, or $1.17 per share on a diluted basis, compared to $20.2 million, or $0.68 per share on a diluted basis, during the same period in 2017. The non-GAAP effective tax rate for the first quarter of 2018 was 27 percent compared to 35 percent for the same period in 2017.

The following table represents a reconciliation of Bio-Rad’s reported net income and diluted income per share to non-GAAP net income and non-GAAP diluted income per share for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017

GAAP net income	$656,774	$12,413
Amortization of purchased intangibles	6,879	6,788
Legal matters	3,679	3,538
Acquisition-related (benefits) costs	(1,618)	600
Restructuring costs	1,038	–
Valuation change in equity-owned securities	(815,934)	–
Other non-recurring items	(9,208)	–
Income tax effect on non-GAAP adjustments	193,751	(3,145)
Non-GAAP net income	$35,361	$20,194

GAAP diluted income per share	$21.77	$0.41

Non-GAAP diluted income per share	$1.17	$0.68

2018 Financial Outlook

For the full year 2018, the company continues to anticipate currency-neutral revenue growth of approximately 3.5 to 4.0 percent and improved profitability with a currency- neutral GAAP operating margin target of 10 percent. Management will discuss this outlook in greater detail on the first quarter 2018 financial results conference call.

“The first quarter represents a good first step toward achieving our 2018 plan,” Mr. Schwartz said. “Moreover, the positive trends in our end markets coupled with the outlook for margin expansion continue to move us nicely along the path of achieving our 2020 goals,” he added.

Non-GAAP Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity owned investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:
Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges and valuation changes in equity owned investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from valuation changes in equity owned investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.
Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.
From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.
There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast

Management will discuss first quarter ended March 31, 2018 results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) May 8, 2018. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., Conference ID: 7876416. You may also listen to the conference call via a webcast that is available in the "Investor Relations" section of our website under “Quarterly Results” at www.bio-rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 8,000 employees worldwide. Bio-Rad had revenues exceeding $2.1 billion in 2017. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, the growth of our business, good momentum for top line growth and margin expansion as we traverse 2018, and the positive trends in our end markets coupled with the outlook for margin expansion continuing to move us nicely along the path of achieving our 2020 goals. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “anticipate,” “believe,” “expect,” “assume,” “continue,” “may,” “will,” “intend,” “estimate,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, difficulties in implementing our global enterprise resource planning system, recent and planned changes to our global organizational structure and executive management team, our ability to compete effectively, foreign currency exchange fluctuations, product quality and liability issues, international legal and regulatory risks, reductions in government funding or capital spending of our customers, our ability to integrate acquired companies, products or technologies into our company successfully, supply chain issues, changes in the healthcare industry, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor & Financial Contacts:

Bio-Rad Laboratories, Inc.
Christine Tsingos
Executive Vice President and Chief Financial Officer
510-724-7000
investor_relations@bio-rad.com

Ron Hutton
Vice President and Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Net sales	$551,519	$500,051
Cost of goods sold	249,316	229,988
Gross profit	302,203	270,063
Selling, general and administrative expense	209,130	194,402
Research and development expense	49,427	49,452
Income from operations	43,646	26,209
Interest expense	5,782	5,316
Foreign currency exchange losses, net	1,254	1,789
Change in fair market value of equity securities	(815,934)	—
Other (income) expense, net	(11,145)	(1,043)
Income before income taxes	863,689	20,147
Provision for income taxes	(206,915)	(7,734)
Net income	$656,774	$12,413

Basic earnings per share:
Net income per basic share	$22.05	$0.42
Weighted average common shares - basic	29,787	29,580

Diluted earnings per share:
Net income per diluted share	$21.77	$0.41
Weighted average common shares - diluted	30,171	29,911

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
Current assets:
Cash and cash equivalents	$407,272	$383,824
Short-term investments	361,221	376,714
Accounts receivable, net	430,361	464,847
Inventories, net	612,217	594,804
Other current assets	166,045	156,460
Total current assets	1,977,116	1,976,649

Property, plant and equipment, net	499,708	493,496
Goodwill, net	510,359	506,069
Purchased intangibles, net	168,212	174,113
Other investments	2,981,768	1,027,736
Other assets	77,749	94,949
Total assets	$6,214,912	$4,273,012

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$259,365	$306,814
Current maturities of long-term debt	369	420
Income and other taxes payable	42,377	39,941
Other current liabilities	154,087	155,521
Total current liabilities	456,198	502,696

Long-term debt, net of current maturities	434,678	434,581
Other long-term liabilities	835,945	405,485
Total liabilities	1,726,821	1,342,762

Total stockholders’ equity	4,488,091	2,930,250
Total liabilities and stockholders’ equity	$6,214,912	$4,273,012

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Cash received from customers	$589,869	$508,982
Cash paid to suppliers and employees	(543,700)	(550,289)
Interest (paid) received, net	(378)	54
Income tax payments, net	(3,245)	(8,804)
Other operating activities	(2,200)	(6,146)
Net cash provided by (used in) operating activities	40,346	(56,203)
Cash flows from investing activities:
Payments for acquisitions and long-term investments	—	(73,541)
Other investing activities	(18,816)	(36,851)
Net cash used in investing activities	(18,816)	(110,392)
Cash flows from financing activities:
Payments on long-term borrowings	(87)	(76)
Other financing activities	2,602	749
Net cash provided by financing activities	2,515	673
Effect of foreign exchange rate changes on cash	(1,383)	1,338
Net increase (decrease) in cash, cash equivalents, and restricted cash	22,662	(164,584)
Cash, cash equivalents, and restricted cash at beginning of period	384,983	457,171
Cash, cash equivalents, and restricted cash at end of period	$407,645	$292,587

Reconciliation of net income to net cash provided by operating activities:
Net income	$656,774	$12,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,344	33,662
Changes in working capital	(25,346)	(101,972)
Other	(625,426)	(306)
Net cash provided by (used in) operating activities	$40,346	$(56,203)

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity owned investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Q1 2018	% of revenue	Q1 2017	% of revenue

GAAP cost of goods sold	$249,316		$229,988
Amortization of purchased intangibles	(4,809)		(5,105)
Acquisition related benefits (costs) (1)	—		(10,000)
Restructuring costs	(188)		—
Non-GAAP cost of goods sold	$244,319		$214,883

GAAP gross profit	$302,203	54.8%	$270,063	54.0%
Amortization of purchased intangibles	4,809		5,105
Acquisition related (benefits) costs (1)	—		10,000
Restructuring costs	188		—
Non-GAAP gross profit	$307,200	55.7%	$285,168	57.0%

GAAP selling, general and administrative expense	$209,130	$194,402
Amortization of purchased intangibles	(2,070)	(1,683)
Legal matters	(3,679)	(3,538)
Acquisition related benefits (costs) (2)	2,130	9,400
Restructuring costs	(850)	—
Non-GAAP selling, general and administrative expense	$204,661	$198,581

GAAP research and development expense	$49,427	$49,452
Acquisition related benefits (costs)	(512)	—
Non-GAAP research and development expense	$48,915	$49,452

GAAP income from operations	$43,646	7.9%	$26,209	5.2%
Amortization of purchased intangibles	6,879		6,788
Legal matters	3,679		3,538
Acquisition related (benefits) costs (1) (2)	(1,618)		600
Restructuring costs	1,038		—
Non-GAAP income from operations	$53,624	9.7%	$37,135	7.4%

GAAP change in fair market value of equity securities	$(815,934)	$—
Valuation change in equity-owned securities (3)	815,934	—
Non-GAAP change in fair market value of equity securities	$—	$—

GAAP other (income) expense, net	$(11,145)	$(1,043)
Other non-recurring items (4)	9,208	—
Non-GAAP other (income) expense, net	$(1,937)	$(1,043)

GAAP income before income taxes	$863,689	$20,147
Amortization of purchased intangibles	6,879	6,788
Legal matters	3,679	3,538
Acquisition related (benefits) costs (1) (2)	(1,618)	600
Restructuring costs	1,038	—
Valuation change in equity-owned securities (3)	(815,934)	—
Other non-recurring items (4)	(9,208)	—
Non-GAAP income before income taxes	$48,525	$31,073

GAAP provision for income taxes	$(206,915)	$(7,734)
Income tax effect of non-GAAP adjustments (5)	193,751	(3,145)
Non-GAAP provision for income taxes	$(13,164)	$(10,879)

GAAP net income	$656,774	119.1%	$12,413	2.5%
Amortization of purchased intangibles	6,879		6,788
Legal matters	3,679		3,538
Acquisition related (benefits) costs (1) (2)	(1,618)		600
Restructuring costs	1,038		—
Valuation change in equity-owned securities (3)	(815,934)		—
Other non-recurring items (4)	(9,208)		—
Income tax effect of non-GAAP adjustments (5)	193,751		(3,145)
Non-GAAP net income	$35,361	6.4%	$20,194	4.0%

GAAP diluted income per share	$21.77	$0.41
Amortization of purchased intangibles	0.23	0.23
Legal matters	0.12	0.12
Acquisition related (benefits) costs (1) (2)	(0.05)	0.02
Restructuring costs	0.03	—
Valuation change in equity-owned securities (3)	(27.04)	—
Other non-recurring items (4)	(0.31)	—
Income tax effect of non-GAAP adjustments (5)	6.42	(0.10)
Non-GAAP diluted income per share	$1.17	$0.68

GAAP diluted weighed average shares used in per share calculation	30,171	29,911
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,171	29,911

(1) One-time expense associated with the February 2017 acquisition of RainDance Technologies, Inc.
(2) Release of contingent consideration or other acquisition-related liabilities
(3) Mark-to-market gain on equity-owned securities
(4) Gain on the sale of land and a product line
(5) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.